UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☒  Soliciting Material Pursuant to §240.14a-12

Voya Financial, Inc.

(Name of Registrant as Specified In Its Charter)

TOMS Capital Investment Management LP
TCIM Management GP LLC
TCIM Master Fund Ltd.
Benjamin Pass
Akash Bagaria
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐  Fee paid previously with preliminary materials.

☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On August 10, 2026, TOMS Capital Investment Management LP issued the following press release:

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TCIM Comments on Voya’s Efforts to Prevent Shareholder Voices from Being Heard

Company’s Recent Response to TCIM’s Non-Binding No Confidence Campaign is Latest Example of Board and Management Failing to Act in Shareholders’ Best Interests

New York, NY (August 10, 2026) – TOMS Capital Investment Management (“TCIM”) manages funds that together have an investment representing an approximately 4.5% beneficial ownership in Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”). TCIM today commented on Voya’s August 7 press release regarding TCIM’s launch of a campaign to allow shareholders to vote on a non-binding resolution, stating that they no longer have confidence in the Board of Directors (the “Board”) and management of Voya Financial, Inc., and sending a clear message that the Board should commit to review strategic alternatives and engage with interested parties.

TCIM issued the following statement:

“As we have consistently stated, we view Voya as one of the most compelling and undervalued franchises in financial services. Its talented employees and impressive clients are second to none in the industry, and as one of the Company’s largest shareholders, our interests are aligned with what is best for Voya.

This is why the serious concerns we have raised over the past five months – both privately and publicly – have been directed at Voya’s Board and management and focused on the Company’s governance, underperformance and apparent refusal to act in the best interests of its shareholders by genuinely considering logical strategic options. Voya’s leadership has consistently failed to meaningfully engage with us around the issues we have raised – much less provide convincing answers publicly.

It is extraordinarily telling that Voya’s first substantive response comes almost 100 days after our initial public communication1 and indicates that the Company plans to pursue regulatory intervention to prevent shareholders from making their voices heard. The reality is that our efforts are the opposite of “manipulative.” We filed a comprehensive preliminary proxy statement detailing our attempted engagement and what our campaign is about so shareholders can be fully informed. Finally, the idea that shareholders cannot communicate with each other, simply to express their views, defies logic and strikes at the very heart of corporate democracy.

We want to be crystal clear: we will not be deterred from taking all necessary steps to permit shareholders to express their views prior to the Company’s window for director nominations opening in January. Voya can continue its campaign of obstruction and delay but it will not change our resolve. Ultimately, we believe the Board and management are hampering what is a great franchise with an incredible team. Shareholders – and all stakeholders – deserve answers, and we will continue to press on until the Company addresses the serious matters we have raised.”

White & Case LLP is serving as legal counsel, Longacre Square Partners is serving as strategic advisor and Okapi Partners is providing proxy solicitation advice to TCIM.

1 TCIM Issues Statement on Voya Financial

For more information on TCIM’s campaign, visit www.unlockvoya.com.

Contacts

Media:
Longacre Square
tcim@Longacresquare.com

Investors:
Okapi Partners
212-297-0720
info@okapipartners.com

Important Information and Where to Find It

This communication is being made in respect of the no confidence referendum of the stockholders of Voya Financial, Inc.  TOMS Capital Investment Management LP intends to solicit the views of the stockholders of Voya Financial, Inc. on the no confidence referendum.  On August 6, 2026, the Participants (as defined below) filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and other relevant documents in connection with the no confidence referendum.  The preliminary proxy statement is not final and the definitive proxy statement, when available, will be sent or given to the stockholders of Voya Financial, Inc. and will contain important information about the no confidence referendum.  INVESTORS OF VOYA FINANCIAL, INC. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE NO CONFIDENCE REFERENDUM.  Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by the Participants with the SEC at the SEC’s website at www.sec.gov or at TOMS Capital Investment Management LP’s website for the no confidence referendum at www.unlockvoya.com.  Further, stockholders may obtain a free copy of these materials (when they are available) by sending a written request to TOMS Capital Investment Management LP at 450 West 14th Street, 13th Floor, New York, NY 10014, Attention: Compliance.

Participants in the Solicitation

TOMS Capital Investment Management LP, TCIM Master Fund Ltd., TCIM Management GP LLC, Benjamin Pass, and Akash Bagaria (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of Voya Financial, Inc. in connection with the no confidence referendum.  As of August 5, 2026, TCIM Master Fund Ltd. has beneficial ownership of or owns derivative securities with economic exposure to, 1,645,334 shares of common stock of Voya Financial, Inc., par value $0.01 per share.  As of August 5, 2026, TOMS Capital Investment Management LP, as investment advisor, may be deemed to beneficially own shares or derivative securities with economic exposure to 4,055,700 shares of common stock of Voya Financial, Inc., par value $0.01 per share, owned by the persons it advises.  As of August 5, 2026, TCIM Management GP LLC, as the general partner of TOMS Capital Investment Management LP, may be deemed to beneficially own or have economic exposure to 4,055,700 shares of common stock of Voya Financial, Inc., par value $0.01 per share, owned directly by or underlying derivative securities owned by the persons TOMS Capital Investment Management LP advises.

Additional information regarding the Participants and the direct or indirect interests they may have in the no confidence referendum will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the no confidence referendum.